Exhibit 12.1
Computation of Consolidated Ratios of Earning to Combined Fixed Charges
(In Thousands)

	Nine Months Ended
	September 30,				Years Ended December 31,
	2008		2007		2007		2006		2005		2004		2003
Ratio of earnings to fixed charges including interest on deposits:
Income before income taxes	$9,912		$8,937		$13,067		$14,758		$15,777		$17,714		$19,866
Fixed charges	23,854		25,230		33,909		30,774		25,687		22,606		23,537

	$33,766		$34,167		$46,976		$45,532		$41,464		$40,320		$43,403

Fixed charges:
Interest Expense	$23,854		$25,230		$33,909		$30,774		$25,687		$22,606		$23,537
Interest factor in rent expense	—		—		—		—		—		—		—

	$23,854		$25,230		$33,909		$30,774		$25,687		$22,606		$23,537

Ratio of earnings to fixed charges	1.4	X	1.4	X	1.4	X	1.5	X	1.6	X	1.8	X	1.8	X

	Nine Months Ended
	September 30,				Years Ended December 31,
	2008		2007		2007		2006		2005		2004		2003
Ratio of earnings to fixed charges excluding interest on deposits:
Income before income taxes	$9,912		$8,937		$13,067		$14,758		$15,777		$17,714		$19,866
Fixed charges	8,913		6,450		9,019		9,066		10,083		10,061		8,976

	$18,825		$15,387		$22,086		$23,824		$25,860		$27,775		$28,842

Fixed charges:
Interest Expense	$23,854		$25,230		$33,909		$30,774		$25,687		$22,606		$23,537
Interest factor in rent expense	—		—		—		—		—		—		—
Less interest on deposits	(14,941)		(18,780)		(24,890)		(21,708)		(15,604)		(12,545)		(14,561)

	$8,913		$6,450		$9,019		$9,066		$10,083		$10,061		$8,976

Ratio of earnings to fixed charges	2.1	X	2.4	X	2.4	X	2.6	X	2.6	X	2.8	X	3.2	X